Exhibit 99.1

Ingles Markets, Incorporated Reports 44th Year of Record Sales, Plus Fourth Quarter and Fiscal Year 2008 Results

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 1, 2008--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported its 44th consecutive year of sales growth. Sales grew 13.6% to $3.24 billion for the fiscal year ended September 27, 2008, compared with fiscal 2007 sales. This was the first time in the Company’s history sales exceeded $3 billion. Fourth quarter sales totaled $842.8 million, a 13.0% increase, compared with the fourth quarter of the prior fiscal year.

For the 2008 year, net income totaled $52.1 million compared with $58.6 million for fiscal year 2007. Fourth quarter fiscal year 2008 net income totaled $10.5 million compared with $14.2 million for the fourth quarter of fiscal year 2007. Predominant factors affecting comparative net income include energy costs, weather-related disruptions in retail gasoline operations, and higher costs related to the Company’s accelerated store expansions in fiscal year 2008. Capital expenditures almost doubled to $248.8 million in fiscal 2008 compared with fiscal 2007.

Commenting on the results, Robert P. Ingle, chief executive officer, said, “We opened or remodeled more stores in 2008 than we have in a number of years. This affected our short-term results but put us in good position to expand market share and enhance our customers’ shopping experience in the future. During the fourth quarter, we absorbed many cost increases to keep our prices low. We believe this strategy is important to maintain customer loyalty and to help our customers during these uncertain economic times.”

Fourth Quarter Results

Net sales increased 13.0% to $842.8 million for the quarter ended September 27, 2008, compared with $746.0 million for the comparable quarter in fiscal 2007. Grocery segment comparable store sales growth rose 13.0% and were up 7.8% excluding gasoline sales compared with the fourth quarter of fiscal 2007. The growth in comparable store sales benefited from an increase in average weekly customer visits and the average purchase amount compared with the fourth quarter of fiscal 2007.

Gross profit for the fourth quarter of fiscal 2008 totaled $191.6 million, an increase of $12.1 million compared with the fourth quarter of fiscal 2007. Gross profit as a percentage of sales was 22.8% for the fourth quarter of fiscal 2008 compared with 24.1% for the fourth quarter of fiscal 2007. Excluding lower margin gasoline sales, grocery segment gross profit as a percentage of sales was 26.6% for the fourth fiscal quarter of 2008 compared with 26.9% for the comparable 2007 quarter.

Hurricane-influenced disruptions in retail gasoline supplies in September 2008 and the resultant price volatility hurt fourth quarter 2008 gross profits. The Company sold much of its gasoline at cost during the worst of the crisis and suffered reduced supply at many of its fuel stations. The Company estimates gross profit losses of approximately $1.5 million during that time period. Fluid dairy gross profits were lower as well.

Total operating expenses were $165.0 million for the fourth quarter of fiscal 2008 compared with $146.3 million for the comparable 2007 quarter. The growth in operating expenses was due in part to eight stores that were opened or remodeled during the third and fourth quarters of fiscal year 2008. High levels of store development in a short time period can result in higher personnel costs, depreciation, and promotional expenses. Increases in these line items accounted for more than half of the dollar increase for the comparative fourth quarters. Operating expenses as a percentage of sales were 19.6% for each fourth quarter period.

Net rental and other income decreased $0.4 million in the fourth quarter of fiscal 2008 compared with the 2007 fourth fiscal quarter, primarily due to the lower rental income partially offset by higher sales of scrap cardboard and packaging materials.

Losses from asset disposals totaled $0.7 million for the fourth quarter of fiscal 2008 compared with losses of $0.3 million for the fourth quarter of fiscal 2007. These losses are related to shopping center and store assets taken out of service in conjunction with the Company’s store relocation, closing and remodeling activities.

Net income for the September 2008 quarter totaled $10.5 million compared with net income of $14.2 million for the September 2007 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $0.44 and $0.43 per share, respectively, for the September 2008 quarter compared with $0.61 and $0.57 per share, respectively, for the September 2007 quarter.

Annual Results

Net sales increased 13.6% to $3.24 billion for the fiscal year ended September 27, 2008, from $2.85 billion for the fiscal year ended September 29, 2007. Fiscal year 2008 was Ingles 44th consecutive year of record sales and the first year of sales in excess of $3 billion.

Sales increased in every major grocery segment product category and in the fluid dairy segment in fiscal 2008. Year over year, both average weekly customer visits and average purchase amounts increased.

Grocery segment comparable store sales increased 13.5% including gasoline sales and 8.0% excluding gasoline sales. During fiscal 2008, Ingles opened two new stores, closed two older stores and completed 10 replacement or remodeled stores. Retail square footage increased to 10.2 million square feet at September 27, 2008, compared with 9.7 million square feet at September 29, 2007.

Gross profit for the fiscal year ended September 27, 2008, increased $61.6 million, or 9.0%, to $747.9 million, or 23.1% of sales, compared with $686.2 million, or 24.1% of sales, for the fiscal year ended September 29, 2007.

The increase in grocery segment gross profit dollars was primarily due to the higher sales volume. Grocery segment gross profit margin was lower for fiscal 2008 primarily due to higher sales growth in the gasoline department, which has the lowest gross margin. Excluding gasoline sales, grocery segment gross profit margin increased to 26.9% for fiscal year 2008 compared with 26.7% for fiscal year 2007. Fluid dairy gross profits decreased $2.9 million in response to cost and competitive factors.

Operating and administrative expenses increased $62.4 million, or 11.1%, to $626.4 million for the year ended September 27, 2008, from $564.0 million for the year ended September 29, 2007. As a percentage of sales, operating and administrative expenses decreased to 19.4% for the fiscal year ended September 27, 2008, compared with 19.8% for the fiscal year ended September 29, 2007. Excluding gasoline, which does not have significant direct operating expenses, the ratio of operating expenses to sales was 22.4% for fiscal year 2008 compared with 21.9% for fiscal year 2007. In addition to the factors noted above in the fourth quarter discussion, the Company experienced higher distribution, energy, and insurance expenses, as well as increased credit/debit card processing and supply costs. Many of these cost increases were not passed through to customers in the form of higher sales prices. The Company believes it is important to maintain customer loyalty and overall sales growth during the current uncertain economic conditions.

Net rental and other income decreased $1.0 million to $6.4 million for the 2008 fiscal year from $7.4 million for the 2007 fiscal year, primarily due to the lower rental income, partially offset by higher sales of scrap cardboard and packaging materials.

Losses on asset disposals totaled $1.3 million for fiscal 2008 compared with gains of $6.9 million for fiscal 2007. During fiscal 2007, the Company sold a shopping center in which it no longer operated a store at a pre-tax gain of approximately $7.9 million. Losses during fiscal year 2008 primarily resulted from shopping center and store assets taken out of service in conjunction with the Company’s store relocation, closing and remodeling activities.

Interest expense totaled $46.9 million for the year ended September 27, 2008, compared with $46.7 million for the year ended September 29, 2007. During fiscal year 2008, the Company’s financing activities provided $158.4 million in cash, comprised of new borrowings totaling $189.4 million, reduced by principal payments on long-term debt and dividend payments totaling $30.9 million. The additional borrowings were used primarily to finance the increased level of capital expenditures during fiscal year 2008. At September 27, 2008, the weighted average interest rate on new and refinanced borrowings was 5.40%.

Net income for fiscal year 2008 totaled $52.1 million compared with net income of $58.6 million for fiscal year 2007. Despite the year over year decrease, fiscal year 2008 net income was the second highest in the Company’s history. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $2.22 and $2.13 per share, respectively, for the year ended September 27, 2008, compared with $2.51 and $2.39 per share, respectively, for the year ended September 29, 2007.

Capital expenditures totaled $248.8 million and $127.8 million for fiscal years 2008 and 2007, respectively. As previously noted, Ingles’ fiscal 2008 store development activity was the highest in a number of years. Current economic conditions, including reduced credit availability, have resulted in the Company reducing the number of planned projects that will be started during the upcoming fiscal year. For fiscal year 2009, the Company plans to open 12 new, replacement or remodeled stores and add 10 fuel stations either at existing stores or in conjunction with its new, replacement and remodeled stores. Most of the projects are already in progress, with some expenditures included in fiscal year 2008.

At September 27, 2008, the Company had committed line of credit facilities totaling $185.0 million with five banks. At September 27, 2008, $27.8 million was outstanding under these lines. The Company believes its financial resources, including these lines of credit and other internal and external sources of funds, will be sufficient to meet planned capital expenditures and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2008 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 73 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The NASDAQ Stock Market’s Global Select Market under the symbol IMKTA. For more information about the Company, visit Ingles’ website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 27,	Sept. 29,	Sept. 27,	Sept. 29,
	2008	2007	2008	2007

Net sales	$ 842,791	$ 746,035	$ 3,238,046	$ 2,851,593
Gross profit	191,643	179,576	747,859	686,235
Operating and administrative expenses	164,986	146,275	626,404	564,023
Rental income, net	536	868	3,322	4,419
(Loss) gain from sale or disposal of assets	(661)	(298)	(1,331)	6,880
Income from operations	26,532	33,871	123,446	133,511
Other income, net	778	875	3,122	3,013
Interest expense	12,121	10,873	46,886	46,675
Income taxes	4,727	9,656	27,559	31,211
Net income	$ 10,462	$ 14,217	$ 52,123	$ 58,638

Basic earnings per common share – Class A	$ 0.44	$ 0.61	$ 2.22	$ 2.51
Basic earnings per common share – Class B	$ 0.40	$ 0.55	$ 2.02	$ 2.28
Diluted earnings per common share – Class A	$ 0.43	$ 0.57	$ 2.13	$ 2.39
Diluted earnings per common share – Class B	$ 0.40	$ 0.55	$ 2.02	$ 2.28

Additional selected information:
Depreciation and amortization expense	$ 18,286	$ 16,188	$ 69,149	$ 60,944
Rent expense	$ 2,918	$ 5,299	$ 14,495	$ 17,692

Condensed Consolidated Balance Sheets

	Sept. 27,		Sept. 29,
	2008		2007
ASSETS
Cash and cash equivalents	$ 4,179		$ 4,373
Receivables-net	47,272		44,641
Inventories	258,677		233,465
Other current assets	24,635		10,648
Property and equipment-net	1,030,023		839,732
Other assets	10,218		9,947
TOTAL ASSETS	$ 1,375,004		$ 1,142,806
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term loans and current maturities of long-term debt
	$ 36,156		$ 10,728
Accounts payable, accrued expenses and current portion of other long-term liabilities
	217,117		206,695
Deferred income taxes	50,523		38,177
Long-term debt	681,001		532,529
Other long-term liabilities	5,393		6,533
Total Liabilities	990,190		794,662
Stockholders' equity	384,814		348,144
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$ 1,375,004		$ 1,142,806

CONTACT:
Ingles Markets, Incorporated
Ron Freeman
Chief Financial Officer
828-669-2941 (Ext. 223)